Exhibit 4.13

Execution Version

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of December 14, 2020 by and among Futu Holdings Limited, a company incorporated in the Cayman Islands (the “Company”), [*****], an exempted limited partnership organized under the laws of the Cayman Islands and [*****], an exempted limited partnership organized under the laws of the Cayman Islands (together with [*****], the “Purchasers” and each, a “Purchaser”).

WHEREAS, the Company and the Purchasers are parties to a purchase agreement (the “Purchase Agreement”), dated as of December 8, 2020, pursuant to which each of the Purchasers has agreed to purchase a Pre-Funded Warrant that is exercisable for a certain number of Class A ordinary shares of the Company, par value US$0.00001 per share (“Ordinary Shares”) set forth opposite such Purchaser’s name on Schedule I of the Purchase Agreement;

WHEREAS, reference is made to the Second Amended and Restated Shareholders Agreement (the “Existing SHA”) between the Company and other parties thereto dated May 22, 2017; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, the parties desire to enter into this Agreement in order to grant certain rights to the Purchasers as set forth below.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company hereby grants registration rights to the Purchasers and the Purchasers’ permitted assignees under the Purchaser Agreement (“Permitted Assignees”) on terms and conditions equivalent to and on a pari passu basis as existing holders of “Registrable Securities” as such term is defined in the Existing SHA, provided that with respect to any shares held by the Purchasers, “Registrable Securities” shall mean (i) the Ordinary Shares issued or issuable upon exercise of the Pre-Funded Warrants, (ii) any Ordinary Shares of the Company issued or issuable as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) herein; and (iii) any Ordinary Shares hereafter acquired by the Purchasers or their respective Permitted Assignees; excluding in all cases, however, any of the foregoing sold by the Purchasers in a transaction other than an assignment pursuant to Section 5.5 of the Purchase Agreement. For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when such Registrable Securities have been disposed of pursuant to an effective Registration Statement as such term is defined in the Existing SHA. The Company shall take such actions as are necessary such that the Purchasers and their Permitted Assignees will enjoy rights corresponding to the registration rights granted under the Existing SHA to sell the Registrable Securities without any transfer restrictions under the Securities Act.

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

Futu Holdings Limited

By:	/s/ Leaf Hua Li
Name:	Leaf Hua Li
Title:	Chairman of the Board of Directors and Chief
Executive Officer

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

[*****]

By:	/s/ Authorized Signatory
Name:
Title:

[*****]

By:	/s/ Authorized Signatory
Name:
Title:

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